The Board of Trustees of
Oppenheimer Portfolio Series:

We consent to the use in this Registration Statement of Oppenheimer
Conservative Investor Fund, Moderate Investor Fund, Active Allocation Fund,
and Equity Investor Fund (collectively the Oppenheimer Portfolio Series), of our reports dated March 15, 2007, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
May 24, 2007